SHAREHOLDER SERVICING AND DISTRIBUTION PLAN

                                 March 16, 2000

     Section 1. Each series of Seligman Portfolios, Inc. (the "Fund") listed in Schedule A hereto (each, a "Portfolio" and collectively, the "Portfolios") offers its shares to separate accounts ("Accounts") of participating insurance companies to fund benefits of variable annuity contracts and, upon the receipt of an exemptive order from the Securities and Exchange Commission, variable life insurance contracts (collectively, the "Contracts"). Each Portfolio may pay a fee to Seligman Advisors, Inc., the principal underwriter of its shares (the "Distributor"), for shareholder services and distribution assistance provided with respect to Class 2 shares of such Portfolio. As a result, each Portfolio is adopting this Shareholder Servicing and Distribution Plan (the "Plan") pursuant to Section 12(b) of the Investment Company Act of 1940, as amended (the "Act"), and Rule 12b-1 thereunder.

     Section 2. Pursuant to this Plan, each Portfolio may pay a shareholder servicing and distribution fee to the Distributor of up to .25% on an annual basis, payable monthly, of the average daily net assets attributable to Class 2 shares of such Portfolio. The Distributor will use this fee to make payments to participating insurance companies or their affiliates for services that the participating insurance companies provide to Contract owners of Class 2 shares, including, but not limited to (i) the printing and delivering of prospectuses, statements of additional information, shareholder reports, proxy statements and marketing materials related to the Portfolios to current Contract owners, (ii) providing facilities to answer questions from current Contract owners of Class 2 shares about the Portfolios, (iii) receiving and answering correspondence, (iv) providing information to J. & W. Seligman & Co. Incorporated, the Fund's investment manager (the "Manager"), and to Contract owners with respect to Class 2 shares of the Portfolios attributable to Contract owner Accounts, (v) complying with federal and state securities laws pertaining to the sale of Class 2 shares of the Portfolios, and (vi) assisting Contract owners in completing application forms and selecting dividend and other Account options, and for distribution related services. Fees received hereunder may not be used to pay any allocation of overhead of the Distributor. Fees paid by Class 2 shares of a Portfolio may not be used to pay expenses incurred solely in respect of any other class of any Portfolio. The fees payable to participating insurance companies from time to time shall, within such limits, be determined by the Directors of the Fund.

     Section 3. The Manager, in its sole discretion, may make payments to the Distributor for similar purposes. These payments will be made by the Manager from its own resources, which may include the management fee that the Manager receives from the Portfolios.

     Section 4. This Plan shall continue in effect through December 31 of each year so long as such continuance is specifically approved at least annually by vote of a majority of both (a) the Directors of the Fund and (b) the Qualified Directors, cast in person at a meeting called for the purpose of voting on such approval.

     Section 5. The Distributor shall provide to the Fund's Directors, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     Section 6. This Plan may be terminated by the Fund with respect to a Portfolio at any time by vote of a majority of the Qualified Directors, or by vote of a majority of the outstanding voting securities of such Portfolio's Class 2 shares. If this Plan is terminated in respect of a Portfolio, no amounts (other than amounts accrued but not yet paid) would be owed by such Portfolio to the Distributor.

     Section 7. All agreements related to this Plan shall be in writing, and shall be approved by vote of a majority of both (a) the Directors of the Fund and (b) the Qualified Directors, cast in person at a meeting called for the purpose of voting on such approval; provided, however, that the identity of a particular participating insurance company executing any such agreement may be ratified by such a vote within 90 days of such execution. Any agreement related to this Plan shall provide:

     A. That such agreement may be terminated in respect of a Portfolio at any time, without payment of any penalty, by vote of a majority of the Qualified Directors or by vote of a majority of the outstanding voting securities of the Class 2 shares of that Portfolio, on not more than 60 days' written notice to any other party to the agreement; and

     B. That such agreement shall terminate automatically in the event of its assignment.

     Section 8. This Plan may not be amended to increase materially the amount of fees permitted pursuant to Section 2 hereof without the approval of a majority of the outstanding voting securities of the relevant class and no material


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amendment  to this Plan shall be  approved  other than by vote of a majority  of both (a) the Directors of the Fund and (b) the Qualified Directors, cast in person at a meeting called for the purpose of voting on such approval.

     Section 9. The Portfolios are not obligated to pay any shareholder servicing or distribution expenses in excess of the fee described in Section 2 hereof.

     Section 10. As used in this Plan, (a) the terms "assignment", "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission and (b) the term "Qualified Directors" shall mean the Directors of the Fund who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan.






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


                                   SCHEDULE A



Seligman Bond Portfolio                  Seligman Global Technology Portfolio
Seligman Capital Portfolio               Seligman International Growth Portfolio
Seligman Cash Management Portfolio       Seligman High-Yield Bond Portfolio
Seligman Common Stock Portfolio          Seligman Income Portfolio
Seligman Communications and Information Seligman Large-Cap Growth Portfolio Portfolio
Seligman Frontier Portfolio
Seligman Global Growth Portfolio         Seligman Large-Cap Value Portfolio
Seligman Global Smaller Companies        Seligman Small-Cap Value Portfolio
Portfolio










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